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                                                                   EXHIBIT 10.14


           AMENDED AND RESTATED TRADEMARK LICENSE AND OPTION AGREEMENT

THIS AGREEMENT, entered into as of the 21st day of October, 1996, by and between Fulcrum Brands L.P., a Delaware limited partnership, with its principal place of business at Corporation Trust Center, 1209 Orange Street, Room 123, Wilmington, Delaware 19801 ("FB") and Fulcrum Direct, Inc., a Delaware corporation having its principal office at 4321 Fulcrum Way NE, Rio Rancho, New Mexico 87124 ("FD"), amends and restates the Trademark License and Option Agreement between FB and NewStork Inc. until April 1, 1994, as amended.

WHEREAS, As of January 1, 1996, the Trademark License and Option Agreement was assumed by FD by virtue of the merger of NewStork Inc. into FCP Direct, Inc. and the merger of FCP Direct, Inc. into FD;

WHEREAS, FB owns the "After the Stork" registered trademark and owns and has filed trademark applications for the "Little Feet," "Sunskins" and "Discount Direct" trademarks and from time to time expects to register other trademarks (collectively, the "Trademarks");

WHEREAS, FD desires to use the Trademarks in the manner hereinafter provided;
and

WHEREAS, FB is willing to grant FD the right to use the Trademarks in the manner hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and premises hereinafter set forth, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

SECTION 1. DEFINITIONS. Wherever used in this Agreement, unless otherwise clearly indicated in the context, the following terms have the meanings set forth in this Article and no other:

         1.1 The term "TRADEMARKS" shall mean those trademarks owned or to be owned by FB and registered or under application in the name of FB in all countries and territories of the world, including the good will connected therewith.

         1.2 The term "TERRITORIES" shall mean all countries and territories of the world.

         1.3 The term the "PRODUCT LINE" shall mean children's and adult's consumer products sold, distributed, exhibited, advertised, reproduced, manufactured and exploited by FD in the Territories.

         1.4 The term "CONTRACT PERIOD" shall have the meaning ascribed thereto in Article II, section 2.
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                                   ARTICLE II
                                 RIGHTS GRANTED

SECTION 1. TRADEMARK LICENSE. In consideration for the compensation provided for in section 3 hereby, FB hereby grants to FD the exclusive right to use the Trademarks to make, use and/or sell the Product Line in the Territories for the Contract Period. FD shall so use the trademarks in accordance with the guidelines as set forth in Article III herein. Upon request by FD and subject to any limitations hereunder, FB shall execute any documents and authorizations which may be legally necessary to enable FD to use the Trademarks or make, use or sell the Product Line in the Territories.

SECTION 2. TERM. The term of this Agreement shall be for a period of 10 years commencing on the date of this Agreement and continuing up to and including March 31, 2003. This period is hereby designated the "Contract Period." The rights granted in this Agreement shall not be extended beyond this date except by a subsequent written agreement signed by FB and FD.

SECTION 3. COMPENSATION. For the exclusive right to use the Trademarks in the Territories in connection with the manufacture and sale of the Product Line, FD shall pay to FB no later than December 31st of each year of the Contract Period an amount equal to the Product of .0005 multiplied by the Net Revenues of FD. "Net Revenues" shall mean the Net Revenues, from sales of the Product Lines bearing the Trademarks reported by FD in its Audited Financial Statements for the preceding year of the Current Period (the "Royalty Payment"); provided, that, in consideration of FD making significant investment in the Trademarks in 1994, the Royalty Payment is hereby waived by FB for use of the Trademarks in 1994.

SECTION 4. TERMINATION. This contract may not be terminated by either party hereto prior to the end of the Contract Period. The parties hereto acknowledge that the remedies at law for any breach of this section 4 by FB are inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, FB acknowledges that upon a violation of this section 4, FD will be entitled to immediate injunctive relief and may obtain an order restraining any threatened or future breach. Nothing in this section 4 will be deemed to limit, in any way, the remedies at law or in equity of FD, for a breach by FB of any of the provisioned of this section 4.

SECTION 5. PURCHASE OPTION. FB hereby grants FD the Option (the "Option") to acquire the Trademarks at any time prior to termination of this Agreement with thirty days prior written notice of the intent to exercise the Option and delivery in cash on the exercise date by electronic wire transfer, of an amount equal to $1,750,000 less the aggregate of all Royalty Payments made and accrued by FD from the commencement of this Agreement to the date of exercise of the Option.


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                                   ARTICLE III
                                  RESTRICTIONS

SECTION 1. ADVERTISING APPROVAL. FB and FD shall jointly approve, in advance, any press releases, advertising, publicity and promotional materials concerning the contractual arrangements between FB and FD. FD shall cease to distribute any descriptive literature, advertising or any identifying material concerning the Product Line if objected to by FB in writing.

SECTION 2. SPECIMENS. FD shall submit to FB specimens of the labels or markings to be used on such Products, and no such label or marking shall be used if FB objects in writing to the use of the label. FB shall also be provided with a copy of each different label to be used in connection with any such Product Line.

SECTION 3. EXACT USAGE. FD shall not use the Trademarks in any manner whatsoever in combination with any other mark not being one of those Licensed hereunder, unless otherwise specifically agreed to by FB in the exercise of its sole discretion.

SECTION 4. PRODUCTION STANDARDS. FD agrees that the Product Line sold by it exploiting the Trademarks shall comply with the standards established or approved by FB. From time to time and as is reasonable, FD shall upon request by FB, and at FD's sole expense, deliver to FB regular production samples of the Product Line to enable FB to determine whether the Product Line complies with FB's standards.

SECTION 5. MANUFACTURE OF ARTICLES BY THIRD PARTY MANUFACTURERS. If FD at any time desires to have the Product Line manufactured by a third party, FD must, as a condition to the continuation of this Agreement, notify FB as to the name and address of such manufacturer and the Product Line involved.

                                   ARTICLE IV
                            PROTECTION OF TRADEMARKS

SECTION 1. OWNERSHIP DESIGNATION. FD acknowledges that the copyrights and all other proprietary rights in and to the Trademarks are exclusively owned by and reserved to FB. FD shall neither acquire nor assert copyright ownership or any other proprietary rights in the Trademarks or in any derivation, adaptation, variation or name thereof. The Trademarks shall be so used as to indicate that they are the Trademarks of FB and that they are being used under a license from FB.

SECTION 2. INFRINGEMENTS. FD shall immediately notify FB of all applications for registration and registration of conflicting trademarks, and all infringements, imitations, illegal use or misuse of the Trademarks which come to FD's attention.


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SECTION 3. LITIGATION. FD shall have the right to take any action, whether formal or informal, on its own behalf and on behalf of FB at FD's expense in the courts, administrative agencies or otherwise, to prevent infringement, imitation, illegal use or misuse of the Trademarks and to oppose or cancel applications or registrations, respectively, of conflicting trademarks.

SECTION 4. DAMAGES. Any damages recovered by FD by virtue of any action it undertakes with respect to the protection of the Trademarks shall become the sole property of FD.

                                    ARTICLE V
                                   WARRANTIES

SECTION 1. WARRANTIES. FB warrants that it is free to enter into this agreement and not subject to any conflicting obligations or any disability which will or might prevent or interfere with the execution and performance of this Agreement by FD, and that FB owns all right, title and interest to the Trademarks, free and clear of any liens or encumbrances. FB further warrants there are no threatened or pending claims or suits against FB challenging the ownership of or right to use the Trademarks, nor, to the best knowledge of FB does there exist any basis therefore. FB further warrants there are no claims or suits pending alleging that the Trademarks infringe any rights of any third parties, and that to the knowledge of FB, there does not exist any basis therefore.

                                   ARTICLE VI
                                  MISCELLANEOUS

SECTION 1. TAXES. FD acknowledges that it has sole and exclusive liability and responsibility to remit such taxes on the sale of the Product Line to the appropriate taxing authorities.

SECTION 2. INDEMNIFICATION BY FD. FD shall indemnify and hold FB, its partners, officers and employees harmless during and after the term hereof against all claims, suits or liabilities and expenses incurred as a result of FD's activities hereunder or from any defect in the Product Line causing personal injury, or FD's failure to remit to the appropriate authorities any such sales or other taxes as may be claimed as due and owning by reason of its activities under this Agreement.

SECTION 3. INDEMNIFICATION BY FB. FB shall defend, indemnify and hold FD, its licensees and assigns, and its directors, partners, officers, employees, and agents harmless from all claims, liabilities, damages, costs and legal fees arising from any breach or alleged breach by FB of any warranty or agreement made by FB or from any use of the rights granted by FB.

SECTION 4. HEIRS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, Assigns, successors and personal representatives. References to FB and FD shall include their heirs, successors, assigns and personal or corporate representatives. Neither this Agreement nor any rights, licenses or duties hereunder shall be


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assignable, delegable, or transferable, whether by sublicense or otherwise, directly or indirectly, by FD without the prior written consent of FB.

SECTION 5. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements, representations and warranties, if any, made. This Agreement may be amended only by written agreement executed by all parties.

SECTION 6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Delaware applicable to agreements made in and wholly to be performed in that jurisdiction. THE PARTIES HEREBY SUBMIT AND COFDENT TO THE JURISDICTION OF THE COURTS PRESENT IN THE STATE OF NEW MEXICO AND ANY ACTION BROUGHT TO ENFORCE (OR OTHERWISE RELATING TO) THIS AGREEMENT.

SECTION 7. SEVERABILITY. Should any part of this Agreement be determined to be unenforceable, all other provisions of the Agreement shall remain enforceable.

SECTION 8. NOTICE. All notices hereunder shall be in writing, and all notices, statements to be given, and all payment to be made shall be given to or made at the respective addresses of the parties set forth above, unless notification of a change of address is given in writing. Notices sent by certified or registered mail, postage pre-paid, shall be deemed to have been given at the time of mailing.

SECTION 9. WAIVERS. A waiver of any breach of any of the provisions of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions hereof.

                  IN WITNESS WHEREOF, the parties have signed and delivered this Agreement as of the date first above written.


                                   FULCRUM BRANDS L.P.

                                   By:  SAB, Inc., a General Partner

                                   By: /s/ SCOTT A. BUDOFF
                                       ------------------------------------
                                   Scott A. Budoff
                                   President


                                   FULCRUM DIRECT, INC.

                                   By: /s/ SCOTT A. BUDOFF
                                       ------------------------------------
                                   Scott A. Budoff
                                   President & COO


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